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                                     EXHIBIT 5.2

INTERNAL REVENUE SERVICE                                DEPARTMENT OF TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX 75242

Date:  October 26, 1994           Employer Identification Number:
                                            85-0317365
                                  File Folder Number:
FIRST PLACE FINANCIAL CORP.       850005850
100 EAST BROADWAY            Person to Contact:
FARMINGTON, NM 87449              JILL RUTHERFORD
                                  Contact Telephone Number:
                                        (214) 767-6023
                                  Plan Name:
                                       PROFIT SHARING PLAN WITH 401K
                                       PROVISIONS

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied, Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statues.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated October 10, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     The determination letter is applicable for the amendment(s) adopted on June 28, 1994.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirement of section 1.401(a)(4)-4(b)of the regulations with respect to

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FIRST PLACE FINANCIAL CORP          -2-


those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter."

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                       Sincerely yours,



                                       Bobby E. Scott
                                       District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans